CONTACTS	For: Emily Leverone
From: Matt Goldstein	Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
mgoldstein@ddcworks.com	eleverone@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 746-2595

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Grocery Center REIT II, Inc. Enters into Revolving Credit Facility for up to $700 Million of Availability

CINCINNATI, OH, July 9, 2014 — Phillips Edison–ARC Grocery Center REIT II, Inc. (the “Company”) on July 2, 2014 through Phillips Edison-ARC Grocery Center REIT Operating Partnership, L.P. entered into a credit facility that provides aggregate revolving loan borrowings of up to $200 million (the “Credit Facility”). Through an accordion feature and subject to certain conditions, the Company may increase availability under the Credit Facility to up to $700 million. At closing, the Credit Facility had no outstanding balance.

The Credit Facility has a four year term, maturing in July 2018 with two six-month extension options, which if exercised by the Company would extend the maturity date to July 2019. Furthermore, the Credit Facility converts from secured to unsecured when the Company achieves specific near-term hurdles and at the Company’s election. The Credit Facility also has a pricing conversion feature, potentially lowering pricing should the Company become investment grade.

KeyBank National Association is the administrative agent under the Credit Facility. JPMorgan Chase Bank, N.A. serves as syndication agent. Bank of America, N.A., Wells Fargo Bank, National Association, and MUFG Union Bank, N.A., serve as co-documentation agents. The lending syndicate also includes Royal Bank of Canada, Fifth Third Bank, and Capital One, N.A.

“We believe that the broad base of support by top tier financial institutions as well as the flexible structure and competitive terms of the Credit Facility demonstrate the strong partnerships the Company has built within the capital markets community. We very much value these partnerships and appreciate the support as we grow the Company,” said Devin Murphy, CFO.

In addition to general corporate purposes, the Company intends to use proceeds from the Credit Facility to finance the acquisition of well-occupied grocery-anchored neighborhood shopping centers having a mix of national, credit worthy retailers selling necessity-based goods and services in strong markets throughout the United States.

About Phillips Edison - ARC Grocery Center REIT II, Inc.

Phillips Edison-ARC Grocery Center REIT II, Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $3.25 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. For more information on the Company, please visit the website at www.grocerycenterREIT2.com.

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